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                                                                       EXHIBIT 5

                          GOLDFARB, LEVY, ERAN & CO.
                                  Law Offices



                               January 30, 2001


Mind C.T.I Ltd.
Industrial Park, Building 7
P.O. Box 144, Yoqneam
Israel 20692

Dear Sir or Madam:


      We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Mind C.T.I Ltd. (the "Company"), relating to an additional 2,306,000 of the Company's ordinary shares, nominal value NIS 0.01 per share (the "Shares"), issued or to be issued under the Mind 1998 Share Option Plan or the Mind 2000 Share Option Plan, as amended (the "Plans").

      As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plans and that the Shares, when issued upon the exercise of options granted under the Plans in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

      We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.


      We hereby consent to the use of this opinion as a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                      Very truly yours,



                                /s/ Goldfarb, Levy, Eran & Co.